Exhibit d.5

STATE OF CONNECTICUT



DEPARTMENT OF PUBLIC UTILITY CONTROL
TEN FRANKLIN SQUARE
NEW BRITAIN, CT  06051



DOCKET NO. 98-10-08RE03   DPUC REVIEW OF THE CONNECTICUT LIGHT AND POWER
COMPANY DIVESTITURE PLAN - WMECO FINDINGS





February 9, 2000

By the following Commissioners:


Donald W. Downes
Glenn Arthur
Linda Kelly Arnold





                             DECISION

	By Decision dated February 9, 2000, in the above-captioned docket and pursuant to Section 16-9 of the General Statutes of Connecticut, the Department of Public Utility Control (Department) reopened the instant proceeding for the limited purpose of considering the request of The Connecticut Light and Power Company (CL&P) and the Western Massachusetts Electric Company (WMECO; jointly, Companies) that the Department issue explicit findings regarding the qualification of certain WMECO non-nuclear generation facilities as exempt wholesale generators (EWG) under the Public Utilities Holding Company Act. The WMECO assets (Assets) are those approved for sale in the Decision dated September 15, 1999, in the instant docket (Asset Sale Decision).

	The Department recognizes that the Assets, jointly owned by CL&P and WMECO, are eligible and suitable to be EWGs. The Asset Sale Decision explicitly made the findings as applied to CL&P's ownership share. Decision,
p. 8. In accordance with 15 U.S.C. Section 79z-5a(c), for an asset to be considered an "eligible facility," the Department must find that the divestiture of the asset 1) would benefit consumers, 2) would be in the public interest, and 3) is in conformance with state law.

	The Divestiture Plan and related sale of assets application were filed jointly by the Companies. CL&P and WMECO jointly own the Assets in full.(1) It was pointed out in CL&P's original Divestiture Plan filing of October 1, 1998, that WMECO's share of various facilities would be offered in the CL&P auction, rather than in a separate offering. It was thought that in this manner, both CL&P's and WMECO's share of the facilities would be enhanced at auction. The Application for Asset Sale Approval, filed on July 19, 1999, was a joint filing by the Companies. The joint Application specifically requested that the Department make the "eligible facilities" findings for the Assets. Application, p. 3. The Department's findings, however, were limited to CL&P. In order for closing to take place and the purchasers to seek operation of the Assets as EWG's, it is necessary that the Department affirm the previously issued findings as applying also to the WMECO-owned facilities.
________________________________
(1) CL&P owns 81 percent of the Northfield Mountain Project, a 1,120 MW pumped storage facility in Massachusetts. The remain 19% is owned by WMECO.


	Accordingly, the Department hereby clarifies that the WMECO-owned fossil-fuel and hydroelectric assets, along with CL&P's ownership share of the same assets, as eligible facilities will benefit consumers, is in the public interest, and does not violate state law.


DOCKET NO. 98-10-08RE03	DPUC REVIEW OF THE CONNECTICUT 	LIGHT AND POWER
COMPANY'S 	DIVESTITURE PLAN - WMECO FINDINGS


	This Decision is adopted by the following Commissioners:





		             Donald W. Downes



				Glenn Arthur



				Linda Kelly Arnold





CERTIFICATE OF SERVICE

	The foregoing is a true and correct copy of the Decision issued by the Department of Public Utility Control, State of Connecticut, and was forwarded by Certified Mail to all parties of record in this proceeding on the date indicated.







				Louise E. Rickard					Date
				Acting Executive Secretary
				Department of Public Utility Control